Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS
SAN DIEGO, CA – October 29, 2020 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights
•Total revenue increased 276% to $476.1 million, from $126.5 million in the third quarter of 2019.
•Total sales of COVID-19 products were $375.7 million.
•Reported GAAP EPS of $5.33 per diluted share in the third quarter of 2020, compared with $0.38 per diluted share in the third quarter of 2019.
•Reported non-GAAP EPS of $5.78 per diluted share in the third quarter of 2020, compared with $0.70 per diluted share in the third quarter of 2019.

Third Quarter 2020 Results
Total revenue for the third quarter of 2020 was $476.1 million, versus $126.5 million for the third quarter of 2019. The 276% increase in sales from the third quarter of 2019 was driven by growth in Rapid Immunoassay and Molecular Diagnostic Solutions product categories, the result of strong demand for the newly launched Sofia® SARS Antigen and Lyra® SARS-CoV-2 tests. This growth in revenue was minimally offset by declines in Specialized Diagnostic Solutions and Cardiometabolic Immunoassay revenues. Currency exchange had a favorable impact of $0.5 million.

Rapid Immunoassay product revenue increased by $294.5 million in the third quarter of 2020 to $337.0 million, primarily due to $317.9 million in revenue for our Sofia SARS Antigen test. Cardiometabolic Immunoassay revenue totaled $64.8 million in the third quarter of 2020, a decline of 3% from the third quarter of 2019, driven by reduced hospital visits by chest pain patients stemming from the COVID-19 pandemic. Molecular Diagnostic Solutions revenue increased $58.3 million to $63.0 million due to Lyra® SARS-CoV-2 assay revenue of $57.8 million. Specialized Diagnostic Solutions revenue decreased 10% from the third quarter of 2019 to $11.2 million.

“Our strong third quarter results serve as preamble for what will be a truly remarkable finish to 2020,” said Douglas Bryant, president and chief executive officer of Quidel Corporation. “It is a story of creativity, innovation and grit that stretches from our research labs to our regulatory affairs, supply chain management and test manufacturing to benefit the lives and livelihoods of millions of Americans.

“The entire Quidel Team has risen to the challenge of this pandemic,” Mr. Bryant added. “We were the first to develop and scale a rapid antigen test that democratized COVID-19 testing by providing affordable, highly accurate results in minutes at diverse points of care in tens of thousands of communities throughout the United States. As we enter both Q4 and flu season, Quidel is once again extending our innovation leadership with the first FDA-authorized ‘ABC’ rapid antigen test capable of detecting and distinguishing between Influenza A + B and COVID-19 from a single nasal swab in just 15 minutes. This real-time diagnostic tool will significantly enhance medical effectiveness in treating and containing the dangerous twin pandemic of COVID-19 and virulent flu.”

Gross Profit in the third quarter of 2020 increased to $383.6 million, driven by the demand for the new Sofia SARS Antigen and Lyra SARS-CoV-2 products. Increased spend, required to expedite the production ramp, was offset by higher absorption related to the increased production volumes. Gross margin improvement versus last year was due to the same factors. R&D expense increased by $9.5 million in the third quarter as compared to the same period last year, due primarily to increased spending on Savanna, Sofia instrument upgrade and next-generation instrument development projects. We also incurred incremental labor and material costs associated with COVID-19 product development. Sales and Marketing expense increased by $10.8 million in the quarter, due primarily to higher compensation costs driven by increased headcount and improved performance in the quarter, as well as bad debt expense. This was partially offset by reduced travel, meeting and trade show costs due to the COVID-19 travel restrictions. G&A expense increased by $4.3 million in the quarter due to higher compensation costs. Acquisition and integration costs of $0.4 million for the three months ended September 30, 2020 related to professional service fees, while the $4.5 million for the three months ended September 30, 2019 consisted primarily of global operation integration costs and evaluation of new business development opportunities.

In the third quarter of 2020, the Company recorded an income tax expense of $63.5 million, as compared with $1.3 million in the same quarter last year. The higher tax expense for the three months ended September 30, 2020 compared to the same period in the prior year is a result of higher pre-tax profits and lower proportional discrete tax benefits recorded in 2020 for excess tax benefits of stock-based compensation.

Net income for the third quarter was $232.3 million, or $5.33 per diluted share, as compared to a net income of $16.2 million, or $0.38 per diluted share, for the third quarter of 2019. On a non-GAAP basis, net income for the third quarter of 2020 was $252.0 million, or $5.78 per diluted share, as compared to net income of $30.1 million, or $0.70 per diluted share, for the same period in 2019.

Results for the Nine Months Ended September 30, 2020
Total revenue for the nine months ended September 30, 2020 was $852.5 million, versus $382.7 million for the same period in 2019. The 123% increase in sales was driven by greater Rapid Immunoassay and Molecular Diagnostics Solutions revenue associated with COVID-19, as well as a stronger flu season in the first quarter of 2020 versus the prior year. This was partially offset by lower Cardiometabolic Immunoassay revenue. Foreign exchange had a negative impact of $0.7 million for the nine months ended September 30, 2020. The majority of the foreign currency headwind impacted the Cardiometabolic Immunoassay business.

Rapid Immunoassay product revenue increased 305% in the nine months ended September 30, 2020 to $513.6 million. This was led by a 468% growth in Sofia revenue to $472.3 million, while QuickVue sales decreased 4% from the same period of 2019 to $38.5 million. Cardiometabolic Immunoassay revenue totaled $172.9 million in the nine months ended September 30, 2020, representing a 14% decline from 2019. Molecular Diagnostic Solutions revenue increased $111.9 million to $126.5 million, led by $113.6 million in revenue growth from Lyra. Specialized Diagnostic Solutions revenue for the nine months ended September 30, 2020 was $39.5 million, down 3% from prior year.

“As important as quarterly financial performance metrics are, I find the Quidel team is principally focused on the higher purpose of defeating this coronavirus and helping restore the economic well-being of our nation,” Mr. Bryant noted. “It is a spirit that continues to fill our pipeline with innovative new products that ultimately benefit the health and reopening of communities around the globe,” Mr. Bryant concluded.

Gross Profit in the nine months ended September 30, 2020 increased to $647.4 million, was driven by the demand for the new Sofia SARS Antigen, Lyra SARS-CoV-2 and influenza products, which drove improved product mix. In addition, higher production volumes contributed to increased manufacturing overhead absorption, which offset increases in spend. Gross margin improved compared to the same period in the prior year due to the same factors. R&D expense increased by $21.2 million in the nine months ended September 30, 2020 as compared to the same period last year, due primarily to increased spending on Sofia, Savanna and next-generation instrument development projects. We also incurred higher labor, material and clinical trials spend associated with COVID-19 product development. Sales and Marketing expense increased by $12.6 million in the nine months ended September 30, 2020, as compared to the same period in 2019, primarily due to higher employee-related costs, freight and bad debt expense, partially offset by reduced travel, meeting and trade show costs due to the COVID-19 travel restrictions. G&A expense increased by $8.0 million, primarily due to increased compensation costs from global expansion and improved performance in 2020. The increase was partially offset by lower professional service fees incurred in the period. Acquisition and integration costs of $3.2 million for the nine months ended September 30, 2020 primarily related to the evaluation of new business development opportunities. Acquisition and integration costs of $9.1 million for the nine months ended September 30, 2019 consisted primarily of global operation integration costs.

Net income for the nine months ended September 30, 2020 was $340.2 million, or $7.82 per diluted share, as compared to net income of $42.3 million, or $1.02 per diluted share, for the same period in 2019. On a non-GAAP basis, net income for the nine months ended September 30, 2020 was $385.6 million, or $8.85 per diluted share, as compared to net income of $84.4 million, or $1.96 per diluted share, for the same period in 2019.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange losses and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, and constant currency revenue information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. Constant currency revenue is calculated by translating current period revenues using prior period exchange rates, net of any hedging effect recognized in the current period. Constant currency revenue growth (expressed as a percentage) is calculated by determining the change in current period constant currency revenues over prior period revenues. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the third quarter 2020 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Investors may either join the live call by telephone, or join via webcast:

•To participate in the live call by telephone from the U.S., please dial 833-968-2118, or from outside the U.S. dial 778-560-2849, and request either the “Quidel Q3 2020 Earnings Call” when prompted by the conference call operator, or dial conference ID 688-9542.

•To join the live webcast, participants may click on the following link directly: https://event.on24.com/wcc/r/2625296/E75E2243C47118925001E5956E2A2D04, or via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 1 year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on October 29th, 2020 by dialing 800-585-8367 from the U.S., or by dialing 416-621-4642 for international callers, and entering pass code 688-9542.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the Solana®, AmpliVue®and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, COVID-19, influenza, respiratory syncytial virus, Strep A, lyme, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, and to explore exciting employment opportunities, visit quidel.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation: the impact of the novel virus (COVID-19) global pandemic; funding and compliance risks relating to government contracts, including the ability to meet key deliverables and milestones under our NIH RADx-ATP contract; adverse changes in competitive conditions, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, our reliance on sales of our influenza and COVID-19 diagnostic tests, fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and other respiratory or novel viruses and the related potential impact on humans from such viruses, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development, acquisition and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our exposure to claims and litigation that could result in significant expenses and could ultimately result in an unfavorable outcome for us, including the ongoing litigation between us and Beckman Coulter, Inc.; intellectual property risks, including but not limited to, infringement litigation; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; failures or delays in receipt of new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals or clearances or other adverse actions by regulatory authorities; changes in government policies; costs of and adverse operational impact from failure to comply with government regulations in addition to FDA regulations; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; third-party reimbursement policies and potential cost constraints; our failure to comply with laws and regulations relating to billing and payment for healthcare services; our ability to meet demand for our products; interruptions or shortages in our supply of raw materials and other components; product defects; business risks not covered by insurance; costs and disruptions from failures in our information technology and storage systems; our exposure to data corruption, cyber-based attacks, security breaches and privacy violations; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, compliance with legal requirements, tariffs, exposure to currency exchange fluctuations and foreign currency exchange risk, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, social, political and economic instability, increased financial accounting and reporting burdens and complexities, taxes, and diversion of lower priced international products into U.S. markets; changes in tax rates and exposure to additional tax liabilities or assessments; our ability to identify and successfully acquire and integrate potential acquisition targets; that we may have to write off goodwill relating to our acquisitions; our ability to manage our growth strategy and identify and integrate acquired companies or technologies and our ability to obtain financing; the level of our indebtedness and deferred payment obligations; that our Revolving Credit Facility is secured by substantially all of our assets; the agreements for our indebtedness place operating and financial restrictions on us and our ability to operate our business; that an event of default could trigger acceleration of our outstanding indebtedness; that we may incur additional indebtedness; increases in interest rate relating to our variable rate debt; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended September 30,
Consolidated Statements of Operations:	2020	2019
Total revenues	$476,058	$126,492
Cost of sales	92,439	50,633
Gross profit	383,619	75,859
Research and development	21,448	11,976
Sales and marketing	37,413	26,599
General and administrative	16,410	12,146
Acquisition and integration costs	389	4,456
Total operating expenses	75,660	55,177
Operating income	307,959	20,682
Other expense, net
Interest and other expense, net	(1,797)	(3,152)
Loss on extinguishment of debt	(10,384)	—
Total other expense, net	(12,181)	(3,152)
Income before income taxes	295,778	17,530
Provision for income taxes	63,510	1,349
Net income	$232,268	$16,181

Basic earnings per share	$5.52	$0.39
Diluted earnings per share	$5.33	$0.38
Shares used in basic per share calculation	42,105	41,642
Shares used in diluted per share calculation	43,596	43,206

Gross profit as a % of total revenues	81%	60%
Research and development as a % of total revenues	5%	9%
Sales and marketing as a % of total revenues	8%	21%
General and administrative as a % of total revenues	3%	10%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$337,042	$42,534
Cardiometabolic Immunoassay	64,810	66,820
Specialized Diagnostic Solutions	11,213	12,455
Molecular Diagnostic Solutions	62,993	4,683
Total revenues	$476,058	$126,492

Condensed balance sheet data:	9/30/2020	12/31/2019
Cash and cash equivalents	$77,547	$52,775
Accounts receivable, net	$353,154	$94,496
Inventories	$95,221	$58,086
Total assets	$1,249,358	$910,867
Short-term debt	$6,986	$13,135
Long-term debt	$4,206	$4,375
Stockholders’ equity	$849,247	$559,820

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Nine months ended September 30,
Consolidated Statements of Operations:	2020	2019
Total revenues	$852,465	$382,712
Cost of sales	205,104	156,747
Gross profit	647,361	225,965
Research and development	58,797	37,629
Sales and marketing	95,718	83,114
General and administrative	46,421	38,453
Acquisition and integration costs	3,175	9,116
Total operating expenses	204,111	168,312
Operating income	443,250	57,653
Other expense, net
Interest and other expense, net	(8,071)	(12,239)
Loss on extinguishment of debt	(10,384)	(748)
Total other expense, net	(18,455)	(12,987)
Income before income taxes	424,795	44,666
Provision for income taxes	84,638	2,371
Net income	$340,157	$42,295

Basic earnings per share	$8.08	$1.04
Diluted earnings per share	$7.82	$1.02
Shares used in basic per share calculation	42,093	40,520
Shares used in diluted per share calculation	43,582	43,051

Gross profit as a % of total revenues	76%	59%
Research and development as a % of total revenues	7%	10%
Sales and marketing as a % of total revenues	11%	22%
General and administrative as a % of total revenues	5%	10%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$513,578	$126,800
Cardiometabolic Immunoassay	172,902	200,674
Specialized Diagnostic Solutions	39,452	40,595
Molecular Diagnostic Solutions	126,533	14,643
Total revenues	$852,465	$382,712

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended September 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP Financial Results	$383,619	$75,859	$307,959	$20,682	$232,268	$16,181
Interest expense on Convertible Senior Notes, net of tax					107	180
Net income used for diluted earnings per share, if-converted method					232,375	16,361	$5.33	$0.38

Adjustments:
Non-cash stock compensation expense	539	265	5,553	3,124	5,553	3,124
Amortization of intangibles	1,901	1,925	7,129	6,965	7,129	6,965
Amortization of debt issuance costs on credit facility					101	101
Non-cash interest expense for deferred consideration					1,414	1,848
Loss on extinguishment of Convertible Senior Notes					10,384	—
Acquisition and integration costs			389	4,456	389	4,456
Foreign exchange loss					(159)	460
Income tax impact of adjustments (a)					(5,210)	(3,222)
Adjusted (b)	$386,059	$78,049	$321,030	$35,227	$251,976	$30,093	$5.78	$0.70

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 21% for 2020 and 19% for 2019.
(b) Adjusted net earnings per share for the three months ended September 30, 2019 was calculated using an adjusted diluted weighted average shares outstanding of 43.2 million shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 0.4 million potentially dilutive shares issuable from Convertible Senior Notes and 1.2 million potentially diluted shares issuable from stock options and unvested RSUs.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Nine months ended September 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP Financial Results	$647,361	$225,965	$443,250	$57,653	$340,157	$42,295
Interest expense on Convertible Senior Notes, net of tax					457	1,669
Net income used for diluted earnings per share, if-converted method					340,614	43,964	$7.82	$1.02

Adjustments:
Non-cash stock compensation expense	1,232	807	14,561	10,084	14,561	10,084
Amortization of intangibles	5,764	5,776	21,232	20,913	21,232	20,913
Amortization of debt issuance costs on credit facility					303	303
Non-cash interest expense for deferred consideration					5,026	6,352
Loss on extinguishment of Convertible Senior Notes					10,384	748
Change in fair value of acquisition contingencies			848	626	848	626
Change in fair value of derivative liabilities - Convertible Senior Note					1,084	—
Acquisition and integration costs			3,175	9,116	3,175	9,116
Foreign exchange loss					347	1,735
Income tax impact of adjustments (a)					(11,962)	(9,477)
Adjusted (b)	$654,357	$232,548	$483,066	$98,392	$385,612	$84,364	$8.85	$1.96

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 21% for 2020 and 19% for 2019.
(b) Adjusted net earnings per share for the nine months ended September 30, 2019 was calculated using an adjusted diluted weighted average shares outstanding of 43.1 million shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 1.3 million potentially dilutive shares issuable from Convertible
Senior Notes and 1.2 million potentially dilutive shares issuable from stock options and unvested RSUs.